FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2005 SECOND QUARTER RESULTS

BALTIMORE, MD, August 8, 2005 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended June 30, 2005. For the second quarter, Guilford reported a net loss of $26.5 million, or $0.58 per share, compared to a net loss of $21.3 million, or $0.63 per share, for the corresponding period in 2004. Net loss for the second quarter of 2005 included a non-cash charge to operations of $6.1 million relating to the impairment of the intangible assets for AGGRASTAT® Injection (tirofiban hydrochloride) in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

Total revenue in the second quarter of 2005 was $12.8 million compared to $11.1 million in the second quarter of 2004, an increase of approximately 14%. This was largely attributable to GLIADEL® Wafer (polifeprosan 20 with carmustine implant) net product revenue, which increased by approximately 20% to $8.5 million from $7.1 million in the second quarter of 2004. Revenue for AGGRASTAT® in the second quarter increased 6.3% to $3.9 million compared to $3.6 million in the same period last year.

Total costs and expenses in the second quarter of 2005 were $39.6 million, including a one time non-cash impairment charge to operations of $6.1 million, compared to $31.5 million in the second quarter of 2004. Cost of sales in the second quarter was $0.9 million compared to $1.2 million for the same period in 2004. Research and development expenses in the second quarter of 2005 were $16.9 million compared to $8.9 million for the same period in 2004, an increase primarily due to costs related to the initiation of the Phase III clinical development program for AQUAVAN® Injection, costs associated with the Phase III clinical trial of AGGRASTAT® and costs related to the GPI 1485 program.

Selling, general and administrative costs were $14.7 million in the second quarter of 2005 compared to $14.4 million for the same period in 2004. Costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® during the quarter were $8.2 million compared to $9.0 million for the same period last year, primarily as a result of lower medical education expenses. General and administrative expenses were $6.5 million during the quarter compared to $5.4 million in the second quarter of 2004, largely as a result of $1.0 million in severance costs related to the Company’s reduction in workforce as part of a strategic reorganization.

At June 30, 2005, Guilford had $59.2 million in cash, cash equivalents, marketable securities and restricted investments, compared to $71.1 million as of March 31, 2005.

“During the second quarter we made substantial progress with each of our strategic objectives,” remarked Dean J. Mitchell, President and Chief Executive Officer. “Growth in GLIADEL® revenue increased by approximately 20% compared to the same period last year. During the quarter we also restarted the AQUAVAN® clinical development program, and have recently initiated enrollment in a dose ranging study of AQUAVAN®, to be followed by two pivotal trials, one in colonoscopy and a second trial in minor surgical procedures. Finally, we announced an organizational restructuring, which reduced the size of Guilford’s workforce by approximately 20%, which should achieve an annualized expense reduction of approximately $6 million.”

Mr. Mitchell continued, “Most importantly, subsequent to the end of the second quarter we announced that Guilford had signed a definitive merger agreement with MGI PHARMA, to create a leading biopharmaceutical company focused in oncology and acute care. The company will feature three promoted products and a robust portfolio of research and development product candidates. We believe this merger provides us the resources with which to unlock the full potential of our portfolio, creating significant near and longer-term value for our shareholders. Moreover, the scale and expertise of the combined organization will support the development of AQUAVAN®, as well as our other pipeline products, and also allow us to maximize the commercial potential inherent in GLIADEL® and AQUAVAN®.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel sedative, AQUAVAN® Injection. For additional information about GLIADEL® and AGGRASTAT®, please see www.guilfordpharm.com under Products / Marketed Products.

Conference Call

Guilford will host a conference call to review its 2005 second quarter results. The conference call will take place at 4:00 p.m. ET on Monday, August 8, 2005. The dial in number for participants in the U.S. is (866) 700-6067, and for international callers (617) 213-8834. The participant passcode is 10862875.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 6:00 p.m. ET on August 8, 2005 through 6:00 p.m. ET on August 10, 2005. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 80343638.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until August 22, 2005.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2005, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be successful in its attempt to minimize the ongoing expenses related to AGGRASTAT or to implement an exit strategy for AGGRASTAT, or that the Company will complete its proposed merger with MGI PHARMA.

Important Additional Information

In connection with Guilford’s proposed merger with MGI PHARMA, MGI PHARMA will file with the SEC a registration statement on Form S-4 containing a Proxy Statement/Prospectus. Investors are urged to read the registration statement, the Proxy Statement/Prospectus when it is available and all other relevant documents filed or to be filed with the SEC because they contain important information about MGI PHARMA, Guilford and the proposed transaction. The final Proxy Statement/Prospectus will be mailed to Guilford stockholders after the registration statement is declared effective by the SEC. Guilford stockholders will be able to obtain the registration statement, the Proxy Statement/Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents can also be obtained for free from MGI PHARMA by directing a request to MGI PHARMA Investor Relations at 952-346-4700.

Participants in Solicitation

MGI PHARMA, Guilford and their directors and officers may be deemed to be participants in the solicitation of proxies from Guilford stockholders in respect of the proposed transaction. Information regarding MGI PHARMA’s participants is available in MGI PHARMA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement for its 2005 Annual Meeting of Stockholders, which are filed with the SEC. Information regarding Guilford’s participants is available in Guilford’s Annual Report on Form 10-K for the year ended December 31, 2004 and the proxy statement for its 2005 Annual Meeting of Stockholders, which are filed with the SEC. Additional information regarding interests of such participants will be included in the registration statement containing the Proxy Statement/Prospectus that will be filed with the SEC.

(Tables follow separately)

GUILFORD PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	June 30,	December 31,
	2005	2004
ASSETS	(unaudited)
Cash and cash equivalents	$38,878	$61,889
Marketable securities	18,444	27,705
Investments — held by Symphony Neuro Development Company	23,771	32,062
Accounts receivable, net	5,540	4,666
Inventories	3,166	2,373
Prepaid expenses and other current assets	1,709	4,744

Total current assets	91,508	133,439
Investments — restricted	1,837	19,899
Property and equipment, net	1,988	1,758
Intangibles, net	36,069	75,943
Other assets	4,980	6,096

Total assets	$136,382	$237,135

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$11,296	$15,333
Current portion of long-term debt	1,941	2,916
Accrued payroll related costs	5,555	2,932
Accrued contracted services	7,665	3,929
Accrued expenses and other current liabilities	5,112	6,355
Total current liabilities	31,569	31,465
Long-term debt, excluding current portion	70,033	87,393
Revenue interest obligation	45,890	44,932
Other liabilities	8,899	8,320
Total liabilities	156,391	172,110
Minority interest	21,145	28,132
Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.01 per share; authorized 4,700,000 shares,
none issued	—	—
Series A junior participating preferred stock, par value $0.01 per share;
authorized 300,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 125,000,000 shares,
46,638,788 and 46,638,788 issued	466	466
Additional paid-in capital	436,310	435,130
Accumulated deficit	(472,427)	(391,416)
Accumulated other comprehensive loss	(1,061)	(2,130)
Unearned compensation	(3,830)	(3,653)
Treasury stock, at cost; 123,415 and 304,336 shares	(612)	(1,504)
Total stockholders’ (deficit) equity	(41,154)	36,893
Total liabilities and stockholders’ equity (deficit)	$136,382	$237,135

GUILFORD PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Net product revenue	$12,384	$10,747	$22,887	$19,474
Revenue from license fees, milestones and other	381	402	614	603

Total revenue	12,765	11,149	23,501	20,077

Costs and Expenses:
Cost of sales	857	1,232	1,842	2,223
Research and development	16,910	8,852	32,935	18,225
Selling, general and administrative	14,724	14,433	29,585	26,181
Intangible amortization	1,042	1,705	2,755	3,426
Acquired in-process research and development	-	5,238	-	5,238
Impairment of long-lived assets	6,093	-	37,118	-

Total costs and expenses	39,626	31,460	104,235	55,293

Operating Loss	(26,861)	(20,311)	(80,734)	(35,216)
Other Income/(Expenses):
Investment and other income	600	402	720	880
Revenue interest expense	(2,107)	(2,095)	(4,203)	(4,430)
Interest expense	(1,063)	(1,367)	(2,296)	(2,673)
Loss before Minority Interest	(29,431)	(23,371)	(86,513)	(41,439)
Minority Interest	2,964	2,104	5,502	2,104
Net Loss	$(26,467)	$(21,267)	$(81,011)	$(39,335)

Basic and Diluted Loss per Common Share	$(0.58)	$(0.63)	$(1.76)	$(1.16)
Weighted-average shares used to calculate basic
and diluted loss per share	46,015	33,954	45,969	33,938